Exhibit 99.1

News Release

For Immediate Release 06/20/12

ATP Oil & Gas Corporation, Houston

Executive Chairman

T. Paul Bulmahn, 713-622-3311

or

Chief Financial Officer

Albert L. Reese Jr., 713-622-3311

www.atpog.com

ATP Expands Liquidity Position by $35 Million

Houston, Texas– June 20, 2012 (Business Wire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced that it has closed a private placement consisting of a $35 million unsecured convertible note and a warrant to purchase shares of ATP common stock to a single institutional investor.

The note accrues interest at the rate of 8.0% per annum and matures December 20, 2013. Principal and interest are payable in four quarterly installments. ATP has the option to pay the installments in cash, shares of the company’s common stock or a combination.

The note is convertible at the option of the holder, in whole or in part, at any time into shares of ATP’s common stock at an initial conversion price of $4.46 per share. If ATP elects to pay installments of principal and interest in shares of common stock then the conversion price will be the lesser of (i) the initial conversion price and (ii) 87% of the market price of the common stock on such installment payment date.

In connection with the transaction, the purchaser also received a warrant exercisable for up to 3,923,767 shares of ATP’s common stock at an initial exercise price of $6.69 per share. If, on the eighteen-month anniversary of the closing date the exercise price of the warrant is greater than the then current market price of the common stock, then, subject to certain conditions, the exercise price will be reset to the market price on that date. The warrant has a term of 5.5 years and may be exercised by the holder in whole or in part at any time after the six-month anniversary of the date of issuance.

ATP intends to use the gross proceeds from the transaction of $35.0 million for working capital.

Please refer to ATP’s Form 8-K filed on June 20, 2012 for a more complete description of the transaction.

KLR Group acted as the exclusive placement agent for the transaction.

About ATP Oil & Gas Corporation

ATP Oil & Gas Corporation is an international offshore oil and gas development and production company focused in the Gulf of Mexico, Mediterranean Sea and North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP Oil & Gas Corporation, visit www.atpog.com.

#    #    #

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 100	Houston, TX 77027	www.atpog.com